Exhibit 10.28

RESIGNATION AGREEMENT

This Resignation Agreement (this “Agreement”) by and among Expedia, Inc., a Washington corporation (the “Company”), USA Interactive, a Delaware corporation (“USAi”), and Richard N. Barton (the “Executive”), is dated as of February 5, 2003 (the “Execution Date”). Any capitalized terms used but not specifically defined herein shall have the meaning set forth in the Employment Agreement dated as of February 7, 2002 entered into by and between the Executive and the Company (the “Employment Agreement”).

WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer; and

WHEREAS, the Company and the Executive have agreed that the Executive shall resign, and they wish to set forth their mutual agreement as to the terms and conditions of such resignation; and

WHEREAS it is the intention of the parties that the Executive shall accept his appointment on the board of directors of USAi (the “USAi Board”);

NOW, THEREFORE, the parties agree as follows:

1. Resignation. Effective as of March 31, 2003 (the “Resignation Date”), the Executive hereby resigns from his employment as the President and Chief Executive Officer of the Company and from his position as a member of the Board of Directors of the Company (the “Board”), and from all other positions that the Executive holds as an employee, officer or member of the board of directors of the Company, its affiliates or its subsidiaries (the Company, its subsidiaries and affiliates are hereinafter referred to as the “Affiliated Entities”) other than as a member of the USAi Board, if the Executive is a member of such board as of the Resignation Date. The Executive shall execute all other documents necessary to effectuate such resignations.

2. Benefits. (a) Accrued Obligations. Promptly following the Resignation Date, the Executive shall be paid any accrued but unpaid Base Salary through the Resignation Date and any compensation previously earned but deferred by the Executive (together with any interest or earnings thereon) that has not yet been paid.

(b) Company Equity Awards. In consideration of the release set forth in section 3(a) and other good and valuable consideration, each of the Executive’s options to purchase shares of the Company’s common stock (“Company Options”) and other equity awards based on the Company’s common stock (“Company Awards”) that would have vested pursuant to their normal vesting schedule during 2003 had the Executive remained employed by the Company through the end of 2003 shall vest on the Resignation Date and, in the case of any vested Company Options, shall remain exercisable for one year following the Resignation Date. All Company Options and Company Awards held by the Executive that are not vested as of the Resignation Date shall be forfeited as of the Resignation Date. The Executive’s award agreements evidencing the grant of any of the awards described in this Section 2(b) are hereby amended to the extent necessary to effectuate the provisions of this Section 2(b). In all other respects, the awards described in this Section 2(b) shall continue to be governed in accordance with their terms.

3. Release. In consideration of the benefits set forth in Section 2, except for the rights expressly provided herein, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its shareholders, subsidiaries, affiliates, divisions, trustees, agents, and their respective former and current shareholders, directors, officers, and employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the Execution Date.

4. Entire Agreement; Other Benefits. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes all prior agreements, understandings, discussions and negotiations, whether written or oral, between the parties hereto, including the Employment Agreement, which shall be void and of no further force or effect, other than Section 1(e), Sections 2(a) through 2(h) (other than Section 2(f)) and Section 9 of the Standard Terms and Conditions of the Employment Agreement, which shall continue in accordance with their terms. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Affiliated Entities including, without limitation, any severance or other benefits under the Employment Agreement.

5. Assignment; Successors. This Agreement is personal in its nature and neither party hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that the Company may assign this Agreement to its affiliates; provided, further that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder and all references herein to the “Company” shall refer to such successor.

6. Amendment; Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

7. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in Delaware, or, if not maintainable therein, then in an appropriate Delaware state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

8. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

At the most recent address on file at the Company.

If to the Company:

Expedia, Inc.
13810 SE Eastgate Road
Suite 400
Bellevue, Washington 98052

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

9. Tax Withholding. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to the Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

10. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.

Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

/s/ Richard N. Barton
Executive

EXPEDIA, INC.

By:	/s/ Mark Britton
	Name: Title:	Mark Britton Senior Vice President and General Counsel

5